EXHIBIT 10.2

FORM OF DIRECTOR SHARE AWARD LETTER
UNDER THE ALLIANCE DATA SYSTEMS CORPORATION
2003 LONG-TERM INCENTIVE PLAN

Pursuant to the 2003 Long-Term Incentive Plan (the “Plan”), you have been awarded [ ] shares of fully vested common stock of Alliance Data Systems Corporation (the “Company”) as compensation for your services as a member of the Company’s Board of Directors (the “Board”).

Certificates representing these shares will be held in escrow by the Company until one year after your last day of service as a member of the Board (the “Transfer Date”). Should your service terminate as a result of your death, such shares shall be transferred on the Transfer Date to the Beneficiary named in the most recent written beneficiary designation filed by you with the Committee or, if there is no designated Beneficiary or surviving designated Beneficiary, then such shares shall be transferred to the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such shares.

As evidenced by your signature hereto, you acknowledge that you have received a copy of the Plan and that you have read and understand the terms of the Plan and this Award letter, and that you agree to be bound by their terms and conditions. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award letter, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. You also acknowledge that there may be adverse tax consequences upon the receipt or disposition of the shares, and that you have been advised to consult a tax adviser in relation thereto.

You also agree that, in connection with this Award, you will sign such additional documentation as may reasonably be required from time to time by the Company.

ALLIANCE DATA SYSTEMS
CORPORATION

By:

/s/ Dwayne H. Tucker

Dwayne H. Tucker
Executive Vice President

PARTICIPANT:

NAME